Exhibit 10.23

PROASSURANCE, INC. AND SUBSIDIARIES

CONSOLIDATED TAX ALLOCATION AGREEMENT

This agreement (“Agreement”), dated June 27, 2001, is by and between ProAssurance, Inc. (“Parent” or “ProAssurance”) and its subsidiaries, each of which has caused this agreement to be executed by a duly authorized officer.  This Agreement succeeds the Consolidated Tax Allocation Agreement, dated December 30, 2000, by and between Medical Assurance, Inc. (“MAI”) and its subsidiaries and the Tax Allocation Agreement, dated September 15, 2000, by and between Professionals Group, Inc. (“PGI”) and its subsidiaries.  A list of ProAssurance’s subsidiaries and their effective participation dates as they pertain to this Agreement is attached as Exhibit A.

RECITALS:

Each of the corporations listed on Exhibit A (collectively, the “Group”) is an affiliated corporation permitted to file a consolidated federal income tax return, as a member of the group (“Member”), under the terms of Section 1501, et seq., of the Internal Revenue Code of 1986, as amended (“IRC”), and the Treasury Regulations (“Regulation(s)”) promulgated thereunder.  The Members recognize that certain benefits will accrue to all Members from this election to file a consolidated federal income tax return.  Therefore, the Members have determined that it is in their best interests to enter into this Agreement to file a consolidated federal income tax return.

In consideration of the mutual benefits to be derived from this Agreement, each Member agrees as follows:

ARTICLE ONE

ELECTION TO FILE A CONSOLIDATED INCOME TAX RETURN

The Members have agreed and elected to file a consolidated federal income tax return pursuant to the provisions of IRC Section 1501, et seq. and the Regulations thereunder.

ARTICLE TWO

METHOD OF ALLOCATION

The Members shall pay the consolidated tax liability of the Group in the following manner:

Pursuant to Regulation Section 1.1552-1(c), Parent elects to allocate the consolidated tax liability of the Group among the Members in accordance with the ratio which that portion of the consolidated taxable income attributable to each Member having taxable income bears to the consolidated taxable income.  This calculation shall be made pursuant to Regulation Section 1.1552-1(a)(1).  Each Member shall pay such amount(s) to the Parent on the applicable due date or dates that said amount(s) would have been payable by the Member had it not been included in the Group’s consolidated return, or as soon after that date as possible.  In lieu of actual payments, adjustments to intercompany payables and receivables will be made if such exist on the subsidiary’s books.

ARTICLE THREE

COMPENSATING PAYMENTS

In conjunction with the method of allocation delineated in Article Two, the Parent augments the method given at Regulation Section 1.1552-1(a)(1) by electing the method given at Regulation Section 1.1502-33(d)(2)(ii) as follows:

Any Member(s) having losses or tax credits in a given year (“Loss Member(s)”), resulting in reduced taxes for the other Member(s), shall be reimbursed by the Member(s) enjoying the tax reduction (“Benefited Member(s)”).  Generally, the reimbursement of a Loss Member for the tax benefit of its losses or tax credits will be made by reducing the Loss Member’s intercompany payables to the Benefited Member(s).  If the tax benefit exceeds the Loss Member’s intercompany payable to the Benefited Member(s), an actual cash payment may be made.  The required calculation shall be made pursuant to Regulation Section 1.1502-33(d)(2)(ii) by allocating to each Benefited Member an additional tax liability amount equal to 100% of the excess, if any, of (1) the separate return tax liability of each Benefited Member for the taxable year (computed as provided by Article Two), over (2) the tax liability allocated to that Benefited Member under Article Two.  This total additional tax liability shall be paid (or adjustments to intercompany balances shall be made) to the Loss Member(s) on the ratio of the separate return tax benefit to the total tax benefit of all Loss Members having such separate return tax benefits.

Each Benefited Member having an additional tax amount shall pay (or adjust intercompany balances, if possible, for) such amount to the Loss Member(s) on the due date or dates that would have been applicable to the Member had it not been included in the consolidated return, or as soon thereafter as possible.

If a Member shall have made payments to (or adjusted intercompany accounts for) another Member for any taxable year in excess of its liability computed under Articles Two and Three (whether determined on audit or otherwise), the amount of any overpayment (or over-adjustment) shall be repaid (or readjusted) to that Member.  The repayment (or adjustment of intercompany balances) shall be made to the Member no later than the date the payment would have been made to this Member by the Internal Revenue Service had the Member filed a separate return, or as soon thereafter as possible.

If a Member shall have made payments (or intercompany account adjustments) to another Member for any taxable year in an amount less than its liability computed under Articles Two and Three (whether determined on audit or otherwise), the Member shall pay (or adjust intercompany balances) the amount of such deficiency to the Member entitled to the payment.  The payments (or intercompany account adjustments) should be made no later than the date such payments would have been required by the Internal Revenue Service if the Member had filed a separate return, or as soon thereafter as possible.

Subsequent changes in the amount of a Member’s tax liability and the reimbursement payment shall be considered an intercompany liability or receivable and not a dividend or surplus contribution, as the case may be, until such adjustment is paid.

ARTICLE FOUR

TERM AND CANCELLATION

This Agreement shall take effect as of the day of execution and shall continue until terminated by the mutual agreement of the Members.  For federal income tax purposes, such termination is subject to obtaining the requisite approval of such termination by the Internal Revenue Service in accordance with Regulation Sections 1.1502-33(d)(3) and 1.1552-1(c).  In the event any Member(s) ceases to be affiliated with the Group, this Agreement automatically terminates as to that corporation.

ARTICLE FIVE

AMENDMENTS

This Agreement may, from time to time, be amended, modified, and supplemented in such manner as may be mutually agreed upon by the Members.  Any amendment, modification or supplement to the Agreement shall be in writing and shall be executed by a duly appointed representative of each of the Members.

ARTICLE SIX

SEVERABILITY

Every article, term, condition, and provision of this Agreement is declared to be independent of and severable from all other articles, terms, conditions, and provisions of the Agreement.  Invalidation, whether judicial or otherwise, of any article, term, condition or provision contained in this Agreement shall in no way affect any other provisions of this Agreement, all of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the duly authorized officers on the day and year set forth on page 1.

Medical Assurance, Inc.		Professionals Group, Inc.

By:	/s/ James J. Morello	By:	/s/ Victor T. Adamo

Mutual Assurance Agency, Inc.		ProNational Casualty Company

By:	/s/ James J. Morello	By:	/s/ Victor T. Adamo

The Medical Assurance Company, Inc.		PICOM Claims Service Corp.

By:	/s/ James J. Morello	By:	/s/ Victor T. Adamo

Medical Assurance of West Virginia, Inc.		ProNational Insurance Agency

By:	/s/ James J. Morello	By:	/s/ Jeffrey L. Bowlby

Mutual Assurance Agency of Ohio		Medadvantage, Inc.

By:	/s/ James J. Morello	By:	/s/ Victor T Adamo

Medical Assurance of Indiana Agency		American Insurance Management Corporation

By:	/s/ James J. Morello	By:	/s/ James J. Morello

Professionals National Insurance Co., Ltd.		Physicians Protective Plan, Inc.

By:	/s/ James J. Morello	By:	/s/ Jeffrey L. Bowlby

Professionals Group Services Corporation

By:	/s/ Victor T. Adamo

ProNational Insurance Company

By:	/s/ James J. Morello

MEEMIC Holdings, Inc.

By:	/s/ Christine C. Schmitt

MEEMIC Insurance Company

By:	/s/ Christine C. Schmitt

MEEMIC Insurance Services Corp.

By:	/s/ Christine C. Schmitt

EXHIBIT A

ProAssurance is the parent company of the following subsidiaries, which are at least 80% owned by ProAssurance:

Effective Date of Participation
MAI	6/27/01
PGI	6/27/01

MAI includes the following subsidiaries:

Effective Date of Participation

Mutual Assurance Agency, Inc.	6/27/01
The Medical Assurance Company, Inc.	6/27/01
Medical Assurance of West Virginia, Inc.	6/27/01
Mutual Assurance Agency of Ohio	6/27/01
Medical Assurance of Indiana Agency	6/27/01

PGI includes the following subsidiaries:

Effective Date of Participation

ProNational Casualty Company

6/27/01

PICOM Claims Service Corp.	6/27/01
ProNational Insurance Agency	6/27/01
Medadvantage, Inc.	6/27/01
American Insurance Management Corporation	6/27/01
Physicians Protective Plan, Inc.	6/27/01
Professionals Group Services Corporation	6/27/01
ProNational Insurance Company	6/27/01
MEEMIC Holdings, Inc.	6/27/01
MEEMIC Insurance Company	6/27/01
MEEMIC Insurance Services Corp.	6/27/01
Professionals National Insurance Co., Ltd.	6/27/01